Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pfenex Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-197672, 333-202903, 333-210241, 333-214555, 333-217844, and 333-216745) on Form S-8 and (No. 333-206625) on Form S-3 of Pfenex Inc. of our report dated March 15, 2018, with respect to the consolidated balance sheets of Pfenex Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), which report appears in the December 31, 2017 annual report on Form 10-K of Pfenex Inc.

/s/ KPMG LLP

San Diego, California

March 15, 2018